Filed Pursuant to Rule 424(b)(3)

File Number 333-133393

PROSPECTUS SUPPLEMENT NO. 8

to Prospectus, as amended and restated,

declared effective on March 27, 2008

(Registration No. 333-133393)

WINMARK CORPORATION

This Prospectus Supplement No. 8 supplements our Prospectus, as amended and restated, declared effective March 27, 2008 (as previously supplemented by the prospectus supplements dated May 12, 2008, June 13, 2008, August 4, 2008, September 4, 2008, November 5, 2008, January 23, 2009 and February 24, 2009, collectively, the “Prospectus”).

You should read this Prospectus Supplement No. 8 together with the Prospectus.

This Prospectus Supplement No. 8 includes the attached Current Report on Form 8-K of Winmark Corporation as filed by us with the Securities and Exchange Commission on February 27, 2009.

The information contained herein, including the information attached hereto, supplements and supersedes, in part, the information contained in the Prospectus.  This Prospectus Supplement No. 8 should be read in conjunction with the Prospectus, and is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement No. 8 supersedes the information contained in the Prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement No. 8 is February 27, 2009.

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  February 26, 2009

Winmark Corporation

(Exact Name of Registrant as Specified in Its Charter)

Minnesota

(State or Other Jurisdiction of Incorporation)

000-22012	41-1622691
(Commission File Number)	(I.R.S. Employer Identification Number)

605 Highway 169 North, Suite 400, Minneapolis, Minnesota 55441

 (Address of Principal Executive Offices)  (Zip Code)

(763) 520-8500

 (Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events and Regulation FD Disclosure.

On February 26, 2009, Winmark Corporation’s Board of Directors authorized a 500,000 share repurchase in addition to the approximately 30,000 shares remaining under an existing Board authorization.  The new authorization is equal to approximately nine percent of Winmark’s shares currently outstanding.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits:

99.1	Press Release dated February 26, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WINMARK CORPORATION

Date: February 27, 2009	By:	/s/ Anthony D. Ishaug
Anthony D. Ishaug
Chief Financial Officer

EXHIBIT INDEX

to

Form 8-K

Winmark Corporation

Exhibit	Description

99.1	Press Release dated February 26, 2009.

Exhibit 99.1

Contact:	John L. Morgan
763/520-8500

FOR IMMEDIATE RELEASE

WINMARK CORPORATION’S BOARD

AUTHORIZES 500,000 SHARE REPURCHASE

Minneapolis, MN (February 26, 2009) - Winmark Corporation (Nasdaq: WINA) announced today that its Board of Directors has authorized a 500,000 share repurchase in addition to the approximately 30,000 shares remaining under an existing Board authorization. The new authorization is equal to approximately nine percent of Winmark’s current shares outstanding.

Winmark Corporation creates, supports and finances business.  At December 27, 2008, there were 870 franchises in operation under the brands Play It Again Sports®, Once Upon A Child®, Plato’s Closet®, Music Go Round® and there were 54 territories in operation under the Wirth Business Credit® brand. An additional 45 retail franchises have been awarded but are not open.  In addition, at December 27, 2008, the Company had loans and leases equal to $47.4 million.